EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated March 15, 2006 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 602 (Insured Municipals Income Trust, 19th Discount Series and Insured Municipals Income Trust, Laddered Series 17) as of March 15, 2006 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                          GRANT THORNTON LLP

New York, New York
March 15, 2006